Exhibit 10.1

GLOBAL PARTNERS LP

2018 LONG-TERM CASH INCENTIVE PLAN

(Effective October 8, 2018)

Section 1: Purpose of the Plan

The Global Partners LP 2018 Long-Term Cash Incentive Plan (the “Plan”) is intended to promote the interests of Global Partners LP, a Delaware limited partnership (the “Company”), by providing to Employees and Directors of the Company and its Affiliates cash incentive compensation awards for superior performance. The Plan is also contemplated to enhance the ability of the Company and its Affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Company and to encourage those individuals to devote their best efforts to advancing the business of the Company.   The Plan provides for cash Awards to the Company’s Named Executive Officers, other Employees and Directors, as determined by the Committee and approved by the Board.

Section 2: Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Award” means a long-term incentive cash award granted under the Plan.

“Award Agreement” means the written or electronic agreement by which an Award shall be evidenced.

“Board” means the Board of Directors of Global GP LLC, the managing general partner of the Company.

“Change of Control” means, and shall be deemed to have occurred upon the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer or disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person and/or its Affiliates, other than to the Company, Global GP LLC and/or any of their Affiliates; (ii) a consolidation, reorganization, merger or other transaction (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company’s equity securities immediately prior to such transaction or series of related transactions would not be the beneficial owners immediately after such transaction or series of related transactions of at least 50% of the voting power of the entity surviving such transaction or series of related transactions; (iii) the date that any one person, entity or group (other than the successors to the interests of Alfred Slifka, and other than Richard Slifka or Eric Slifka, or their respective family members or entities they control, individually or in the aggregate, directly or indirectly (collectively referred to hereinafter as the “Slifkas”)) acquires beneficial ownership of the membership interests of Global GP LLC that, together with the membership interests of Global GP LLC already owned beneficially by such person, entity or group, constitutes more than 50% of the total voting power of the membership interests of Global GP LLC; provided, however, if any one person, entity or group is considered to control, directly or indirectly, more than 50% of the total voting power of the membership interests of Global GP LLC, the acquisition of additional membership interests by the same person, entity or group shall not be deemed to be a Change of Control; or (iv) except in the case of a reorganization of the Company into corporate form, Global GP LLC (or an Affiliate thereof) ceasing to be the general partner of the Company.

Notwithstanding the above, with respect to an Award that constitutes a “deferral of compensation” within the meaning of Section 409A, a “Change of Control” shall not occur unless that Change of Control also constitutes a “change in the ownership of a corporation,” a “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets,” in each case, within the meaning of Treasury Regulation 1.409A-3(i)(5), as applied to non-corporate entities.

“Committee” means the Compensation Committee of the Board or such other committee of the Board as may be appointed by the Board to administer the Plan.

“Director” means a member of the Board who is an independent director.

“Employee” means any employee of the Company or an employee of an Affiliate who performs services for the benefit of the Company or an Affiliate of the Company.

“NEO” means an individual identified as a Named Executive Officer of the Company in the most recent Form 10-K filed by the Company, or as otherwise determined by the Executive Vice President and General Counsel of the Company and subsequently approved by the Board, determined as of the date of grant.

“Participant” means any Employee or Director granted an Award under the Plan.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Restricted Period” means the period established by the Committee with respect to an Award during which the Award remains subject to forfeiture and is not payable to the Participant, as the case may be.

“Section 409A” means Section 409A of the Code and the applicable regulations and interpretive guidance issued thereunder.

Section 3:  Administration

The Plan shall be administered by the Committee.  Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the amount(s) of the Award(s) to be granted to a Participant; (iii) determine the terms and conditions of any Award; (iv) determine whether, to what extent, and under what circumstances Awards may be settled, canceled, or forfeited; (v) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vi) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (vii) correct any defect or supply any omission or reconcile any inconsistency in the Plan or an Award Agreement in such manner and to such extent as the Committee deems necessary or appropriate; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, and any beneficiary of any Award.  Subject to the Plan and any applicable law, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan, subject to such limitations on such delegated powers and duties as the Committee may impose.  Members of the Board and the Committee and any Employee acting at the direction or on behalf of the Board or the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

Section 4:  Eligibility

Any Employee or Director shall be eligible to be designated a Participant and receive an Award under the Plan.  Awards may be given in accordance with the provisions of this Plan (a) as supplemental compensation to acknowledge a promotion and/or extraordinary performance by an Employee, and (b) as part of the compensation package for a new hire.

Section 5:  Awards

(a)  Awards May Be Granted Separately or Together.    Except as provided below, Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate.  Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(b)  Limits on Transfer of Awards.

(i)  Except as provided in paragraph (iii) below, each Award shall be payable only to the Participant during the Participant’s lifetime.

(ii)  Except as provided in paragraph (iii) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(iii)  To the extent specifically provided or approved by the Committee with respect to an Award, an Award may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities on such terms and conditions as the Committee may from time to time establish.

(c)  Term of Awards.    The period from the date of grant until payment applicable to each Award shall be for such period as may be determined by the Committee, but shall not exceed 10 years.

(d)  Consideration for Grants.    Awards may be granted for such consideration, including services, as the Committee determines.

(e)  Change of Control, Similar Events.    In the event of a Change of Control, all Awards then outstanding shall vest in full and shall be paid as soon as administratively practicable on or following the Change of Control, but not later than 2½ months following the Change of Control. In the event the Company or Global GP LLC shall become a party to any corporate or partnership merger, consolidation, split-up, spin-off, reorganization, or liquidation that does not constitute a Change of Control (a “Similar Event”), the Committee, in its sole discretion, may provide for the complete or partial acceleration of any time periods relating to the vesting of any outstanding Award so that such Award may be paid in full on or before the date such Award would otherwise have been payable. In addition, in the event of a Similar Event the Committee may, without the approval of any Person, including any Participant, in its sole discretion cause any Award then outstanding to be assumed by the surviving entity in such transaction.  Any such determinations by the Committee may be made generally with respect to all Participants, or may be made on a case-by-case basis with respect to particular Participant(s). However, no action shall be taken by the Committee that would cause an Award to be subject to the additional 20% income tax provided by Section 409A.

Section 6:  Amendment and Termination

Except to the extent prohibited by applicable law:

(a)    Amendments to the Plan.    Subject to Board approval, the Committee may amend, alter, suspend, discontinue, or terminate the Plan, in whole or in part, in any manner, without the consent of any member, Participant, holder or beneficiary of an Award, or other Person.

(b)    Amendments to Awards.    The Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than as determined by the Committee, in its sole discretion, as being necessary or appropriate to comply with applicable law, including, without limitation, Section 409A of the Internal Revenue Code of 1986, in any Award shall materially reduce the benefit of a Participant without the consent of such Participant.

Section 7:  General Provisions

(a)    No Rights to Award.    No Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each recipient.

(b)    Tax Withholding.    The Company or any Affiliate is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount of any applicable taxes payable in respect of an Award, and to take such other action as may be necessary in the opinion of the Company to satisfy its withholding obligations for the payment of such taxes.

(c)    No Right to Employment or Services.    The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate or to remain on the Board, as applicable. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or terminate a consulting relationship for any or no reason, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(d)    Governing Law.    The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware without regard to its conflict of laws principles.

(e)    Severability.    If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(f)    No Trust or Fund Created.    Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any participating Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any participating Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any participating Affiliate.

(g)    Headings.    Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(h)    Facility Payment.    Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee, is unable to properly manage his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner which the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

(i)    Gender and Number.    Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

Section 8:  Effective Date of the Plan

The Plan shall become effective on October 8, 2018 and shall continue until the date terminated by the Board or the Committee. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.